Exhibit 99.2

                  Press Release Dated March 11, 1998

LIBERTYVILLE, Ill., March 11 /PRNewswire/ -- Corcom, Inc. (Nasdaq: CORC) today announced that it has signed a definitive merger agreement with Communications Instruments, Inc. (CII), a wholly owned subsidiary of CII Technologies, Inc. CII Technologies is owned by Code Hennessy & Simmons, LLC, a Chicago based private investment firm and management. Under the terms of the agreement CII will acquire all of Corcom's issued and outstanding common stock for $13.00 per share in cash, or approximately $51.2 million. The merger, which is expected to be completed by June 1, 1998, is subject, among other things to the approval of Corcom's shareholders, receipt of required government regulatory approvals, and receipt by CII of debt financing, a commitment for which has been provided by Bank of America National Trust and Savings Association. This financing is subject to certain conditions, including the execution of a definitive credit agreement satisfactory to Bank of America.

CII also entered into agreements with two of Corcom's principal shareholders to vote in favor of the merger with CII. These shareholders hold approximately 32% of the shares outstanding.

Corcom, Inc. an ISO 9001 certified company based in Libertyville, Illinois, is a principal supplier of electromagnetic interference (EMI) power line filters, power entry products, and filtered telecommunications connectors used worldwide in a wide range of digital electronic equipment.

Communications Instruments, Inc. of Fairview, North Carolina, is a leading supplier of high performance relays and solenoids with the broadest product line in its industry.

Werner E. Neuman, President of Corcom, said, "We are pleased that Communications Instruments, Inc. recognizes our industry leadership position in the EMI control business and wants to participate with us in the opportunities this market presents in the future. Our employees, customers, and suppliers stand to benefit from this combination. We look forward to continued profitable growth as part of the CII Technologies, Inc. family of companies."